Exhibit 4.2

W-7

THIS WARRANT AND THE SHARES REPRESENTED BY THIS WARRANT ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER PURSUANT TO THE ARTICLES OF THE CORPORATION AND TO THE SHAREHOLDERS’ AGREEMENT OF THE CORPORATION DATED APRIL 14, 2009, AS AMENDED FROM TIME TO TIME.

THIS WARRANT WILL BE VOID AND OF NO VALUE UNLESS EXERCISED WITHIN THE TIME LIMITS PROVIDED HEREIN.

KLOX TECHNOLOGIES INC.

a Corporation incorporated under the laws of Canada

Warrant for the Purchase of Common Shares

THIS CERTIFIES that, for value received, FRANCESCO BELLINI (the “Holder”) is the registered holder of 30,460 Common Shares purchase warrants (the “Warrants”) of KLOX TECHNOLOGIES INC., (the “Corporation”). Each Warrant entitles the Holder, subject to the terms, conditions and adjustments set forth in this warrant certificate (the “Certificate”), to acquire from the Corporation, at the initial exercise price per Common Share of $5.00 (the “Exercise Price”), one fully paid and non-assessable Common Share (the “Common Shares”) in the share capital of the Corporation, as constituted on the date hereof. The number of Common Shares which the Holder is entitled to acquire upon exercise of each Warrant is subject to adjustment as hereinafter provided.

The Warrants are exercisable at any time and from time to time until 5:00 p.m. (Montreal time), on the earlier of (i) October 11, 2016, (ii) the date upon which the Corporation repays in full and closes its line of credit with the RBC or (iii) the Holder is released by the RBC from its personal guaranty with respect to the Corporation’s line of credit with the RBC (the “Expiry Time”), in accordance with the terms herein.

1.	Exercise of Warrants

(a)

Election to Exercise. The right to purchase Common Shares evidenced by this Certificate may be exercised by the Holder at any time and from time to time during the period commencing on the date hereof and ending on the Expiry Time, in whole or in part (but each time in portions of no less than the lesser of 10,000 Common Shares or a number equal to the remaining and unexercised Warrants) and in accordance with the provisions hereof, by delivery of (i) a Subscription Form in the form substantially the same as that attached hereto as Schedule A, properly completed and executed, for the number of Common Shares therein specified, (ii) payment to the Corporation of the Exercise Price, in cash, certified

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cheque or bank draft, in respect of each Warrant exercised and (iii) this Warrant Certificate. The Subscription Form, the Exercise Price and the Warrant Certificate must be received by the Corporation prior to the Expiry Time at its principal office at 275, Armand-Frappier Blvd., Laval, Quebec, H4V 4A7 Attn: The President, or such other address in Canada as may be notified in writing by the Corporation.

(b)	Exercise. The Corporation shall, on the date it receives a duly executed Subscription Form and payment in full of the Exercise Price (the “Exercise Date”), issue the Common Shares underlying the Warrants duly exercised (the “Warrant Shares”) as fully paid and non-assessable Common Shares.

(c)	Share Certificates. As promptly as practicable after the Exercise Date, the Corporation shall issue and deliver to the Holder, registered in the name of the Holder, a certificate or certificates for the Warrant Shares, as well as, upon surrender to the Corporation of this Warrant Certificate, a new warrant certificate containing the same terms and conditions as this Certificate, and representing the remaining and unexercised Warrants. To the extent permitted by law, such exercise shall be deemed to have been effected immediately prior to 5:00 p.m. (Montreal time) on the Exercise Date, and at such time the rights of the Holder with respect to the Warrants which have been exercised as such shall cease, and the person in whose name any certificate for Common Shares shall then be issuable upon such exercise shall be deemed to have become the holder of record of the Common Shares represented thereby.

(d)	Fractional Common Shares. No fractional Common Shares shall be issued upon exercise of any Warrant. Therefore, the Holder shall only be entitled to a number of shares equal to the closest lower full number and no payment nor adjustment shall be made in order to take into account the fraction of Common Share thus rejected.

(e)	Corporate Changes. If any capital reorganization of the share capital of the Corporation, or any consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of the Corporation’s assets to another corporation shall be effected in such a way that holders of Common Shares shall be entitled to receive shares, securities or assets with respect to or in exchange for Common Shares, then each unexercised Warrant shall be adjusted so as to be exercisable for the securities to which the Holder of each unexercised Warrant would have been entitled by reason of such reorganization, consolidation, merger, or sale of all or substantially all of its assets had it exercised its Warrants prior to such reorganization, consolidation, merger or sale of all or substantially all of its assets and, if need be, new Warrant certificates will be issued accordingly.

(f)

Subdivision or Consolidation of Common Shares. If and whenever the Corporation shall (i) subdivide or redivide the outstanding Common Shares into a greater number of shares; (ii) reduce, combine or consolidate the outstanding

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Common Shares into a smaller number of shares; or (iii) issue any Common Shares of the Corporation to the holders of all or substantially all of the outstanding Common Shares by way of a stock dividend, if applicable, the number of Common Shares which may be acquired hereunder in effect on the effective date of such subdivision, redivision, reduction, combination or consolidation or on the record date for such issue of Common Shares by way of a stock dividend, as the case may be, shall be increased, in the case of the events referred to in (i) and (iii) above, in the proportion which the number of Common Shares outstanding before such subdivision, redivision or dividend bears to the number of Common Shares outstanding after such subdivision, redivision or dividend, or shall be decreased, in the case of the events referred to in (ii) above, in the proportion which the number of Common Shares outstanding before such reduction, combination, or consolidation bears to the number of Common Shares outstanding after such reduction, combination or consolidation. Any such issue of Common Shares by way of a stock dividend shall be deemed to have been made on the record date fixed for such stock dividend for the purpose of calculating the number of outstanding Common Shares under this Subsection.

(g)	Change or Reclassification of Common Shares. In the event the Corporation shall change or reclassify its outstanding Common Shares into a different class of securities, each Warrant shall be adjusted as follows: the number of the successor class of securities which the Holder shall be entitled to acquire upon the exercise of the Warrants shall be that number of the successor class of securities which a holder of that number of Common Shares subject to each Warrant immediately prior to the change or reclassification would have been entitled to by reason of such change or reclassification.

(h)	Notice of Adjustment. Upon any adjustment of the number of Common Shares, the Corporation shall give written notice thereof to the Holder, which notice shall state the number of Common Shares or other securities subject to each unexercised Warrant resulting from such adjustment, if any, and shall set forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the written request of the Holder, there shall be transmitted promptly to the Holder a statement of the firm of independent accountants retained by the Corporation to the effect that such firm concurs in the Corporation’s calculation of the change or changes.

(i)	Common Shares to be Issued. The Corporation covenants and agrees that all Common Shares issuable upon the exercise of the Warrants will, upon issuance and payment of the Exercise Price, be duly authorized and issued, fully paid and non-assessable.

(j)	Issuance Charge. The issuance of certificates for Common Shares upon the exercise of each Warrant shall be made without charge to the Holder.

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(k)	Expiry. At the Expiry Time, all rights under this Warrant in respect of which the right of subscription and purchase provided for has not been exercised will wholly cease and terminate, and this Warrant will be void and of no effect.

(l)	Voting. This Warrant shall not entitle the Holder to any rights as a shareholder of the Corporation, including voting or dividend rights, until it is exercised in accordance with the terms herein and the Holder becomes registered as a Shareholder of the Corporation.

2.	Limitation on Transfer

(a)	The Corporation hereby represents and warrants that it is a “private issuer” as such term is defined in the Regulation 45-106 respecting prospectus and registration exemptions.

(b)	The Warrants, the Warrant Shares, and the common shares issuable upon conversion of the Warrant Shares or any interest therein or portion thereof shall be transferable subject to applicable law, the articles of the Corporation and the terms and conditions of the Shareholders’ Agreement entered into on April 14, 2009 by and between the Corporation and its shareholders as amended from time to time.

3.	Replacement

Upon receipt of (i) evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of this Certificate and (ii) appropriate indemnification of the Corporation by the Holder, the Corporation will issue to the Holder a replacement Warrant Certificate (containing the same terms and conditions as this Certificate).

4.	Governing Law

The laws of the Province of Quebec and the laws of Canada applicable therein shall govern this Certificate.

5.	Successors

The rights under this Certificate shall enure to the benefit of and shall be binding upon the Holder and the Corporation and their respective, legal representatives, successors and assigns.

6.	No Waiver

Nothing in this Certificate shall be construed as limiting the rights granted to the Holder under the Articles of Incorporation of the Corporation or otherwise.

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7.	Notice

Any notice required or permitted to be given hereunder shall be in writing and may be given by mailing the same postage prepaid or delivering the same addressed to the Corporation at:

KLOX TECHNOLOGIES INC.

275, Armand-Frappier Blvd.

Laval, Québec

Canada

H4V 4A7

Attention: The President

Facsimile No: 1-450-680-4501

and to the Holder at:

FRANCESCO BELLINI

920, 5th Avenue S.W., # 2501

Calgary, Alberta

Canada

T2P 5P6

Any notice, if delivered, shall be deemed to have been given or made on the date on which it was delivered, or, if mailed, shall be deemed to have been given on the third Business Day following the day on which it was mailed. Either of the parties hereto may change its address for service from time to time by notice given in accordance with the foregoing.

8.	Time

Time is of the essence of this Agreement and the mere lapse of time shall have the effects contemplated herein and by law.

9.	Currency

Unless otherwise specified, all references to money amounts are to the lawful currency of Canada.

10.	Language

The parties hereby confirm their express wish that this Certificate be drawn up in the English language. Les parties reconnaissent leur volonté expresse que le présent certificat soit redigé en langue anglaise.

[Remainder of page intentionally left blank, signature page to follow.]

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IN WITNESS WHEREOF the Parties hereto intending to be contractually bound, have each caused this Warrant Certificate to be signed by their respective duly authorized officer.

DATED as of June 29, 2012.

KLOX TECHNOLOGIES INC.

/s/ Lise Hebert
Name: Lise Hebert
Title: President and CEO

/s/ Francesco Bellini
FRANCESCO BELLINI

[Signature page to the Warrant]

6.

SCHEDULE A

SUBSCRIPTION FORM

TO:	KLOX TECHNOLOGIES INC.

(1)	The undersigned holder of a common share purchase Warrant (the “Warrant”) hereby subscribes for Common Shares referred to in the Warrant (the “Shares”) in the capital of KLOX TECHNOLOGIES INC. (the “Corporation”) (or such other securities into which the warrant is exercisable) at the Exercise Price (as defined in the Warrant) on the terms and conditions referred to in the Warrant and herewith makes payment of the purchase price by certified cheque, bank draft or other immediately available funds payable to the order of the Corporation for the said number of Shares.

(2)	The undersigned hereby irrevocably directs that the said Shares (or such other securities into which the warrant is exercisable) hereby subscribed for be issued, registered and delivered as follows:

Names in full	Address in full	No. of Shares
FRANCESCO BELLINI

DATED this      day of             , 20    .

FRANCESCO BELLINI